Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1 (k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on their behalf of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, no par value per share, of First Community Financial Group, Inc., a Washington corporation; and further agree that this Joint Filing Agreement be included as Exhibit 1 to the Schedule 13G.  In evidence thereof, the undersigned hereby execute this Agreement this 3rd day of February, 2003.

By:   /s/ Colleen Hoss

Colleen Hoss

By:    /s/ Patrick L. Martin

Patrick L. Martin

By:   /s/ A. Richard Panowicz

A. Richard Panowicz